Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	July 18, 2008
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES INCREASED EARNINGS
FOR THE QUARTER AND YEAR TO DATE PERIODS ENDED JUNE 30, 2008
Fairlawn, Ohio — July 18, 2008 — Central Federal Corporation (Nasdaq: CFBK) announced that net income for the quarter ended June 30, 2008 increased $140,000 and totaled $224,000, or $.05 per diluted share, compared to net income of $84,000, or $.02 per diluted share, for the quarter ended June 30, 2007.
Net income for the six months ended June 30, 2008 increased $179,000 and totaled $348,000, or $.08 per diluted share, compared to net income of $169,000, or $.04 per diluted share, for the six months ended June 30, 2007.
Highlights
•	Net income for the quarter ended June 30, 2008 increased 167% and totaled $224,000, or $.05 per diluted share, compared to $84,000, or $.02 per diluted share, for the quarter ended June 30, 2007.
•	Net income for the six months ended June 30, 2008 increased 106% and totaled $348,000, or $.08 per diluted share, compared to $169,000, or $.04 per diluted share, for the six months ended June 30, 2007.
•	Net interest income increased 20% during the second quarter of 2008 compared to the second quarter of 2007, and increased 17% for the six months ended June 30, 2008 compared to the six months ended June 30, 2007.
•	Net interest margin increased to 3.43% for the second quarter of 2008 from 3.12% for the second quarter of 2007, and increased to 3.30% for the six months ended June 30, 2008 from 3.18% for the six months ended June 30, 2007.
•	The efficiency ratio improved to 77.27% for the second quarter of 2008 from 89.13% for the second quarter of 2007, and improved to 80.22% for the six months ended June 30, 2008 from 90.78% for the six months ended June 30, 2007.
•	The ratio of noninterest expense to average assets improved to 2.70% in the second quarter of 2008 from 2.90% in the second quarter of 2007, and improved to 2.69% in the six months ended June 30, 2008 from 3.00% in the six months ended June 30, 2007.
•	CFBank continues to provide for loan losses in response to current economic conditions and the effect on the loan portfolio. The ratio of the allowance for loan losses to total loans totaled 1.26% at June 30, 2008 compared to 1.15% at December 31, 2007. Nonperforming loans remained low at 0.84% of total loans at June 30, 2008, but increased from 0.21% of total loans at December 31, 2007.

Net interest income
Net interest income increased $374,000, or 20.3%, to $2.2 million for the quarter ended June 30, 2008 compared to $1.8 million for the quarter ended June 30, 2007. The increase was primarily due to a decline in the average cost of interest-bearing liabilities from 4.48% in the second quarter of 2007 to 3.20% in the second quarter of 2008, which resulted in a 20.5% decrease in interest expense. Interest income decreased 2.6% due to a decline in the average yield on interest-earning assets from 7.11% in the second quarter of 2007 to 6.33% in the second quarter of 2008. The decline in yield on interest-earning assets was partially offset by $22.7 million growth in average interest-earning assets from the second quarter of 2007 to the second quarter of 2008.
Net interest income increased $616,000, or 16.9%, to $4.3 million for the six months ended June 30, 2008 compared to $3.6 million for the six months ended June 30, 2007. The increase was primarily due to a decline in the average cost of interest-bearing liabilities from 4.43% for the six months ended June 30, 2007 to 3.58% for the six months ended June 30, 2008, which resulted in a 7.2% decrease in interest expense. Interest income increased 3.6% due to a $29.3 million increase in average interest-earning assets for the six months ended June 30, 2008 compared to the six months ended June 30, 2007. The increase in interest income caused by the increase in average interest-earning assets was partially offset by a decline in the average yield on interest-earning assets, from 7.12% for the six months ended June 30, 2007 to 6.55% for the six months ended June 30, 2008.
During the past year, the management of CFBank, through its asset/liability strategies, positioned liabilities to be more sensitive to a reduction in short-term interest rates. The reductions in the Federal Funds rate, the prime rate and other market interest rates, beginning in September 2007, resulted in larger decreases in funding costs than in asset yields. The decrease in the cost of interest-bearing liabilities resulted from both lower borrowing costs and reduced pricing on deposit accounts. The downward pressure on the yield of interest-earning assets was due to both lower interest rates on new loan originations and lower reset rates on existing adjustable rate loans. Because the decline in funding costs was greater than the decline in asset yields, the result was an increase in net interest margin to 3.43% during the quarter ended June 30, 2008, compared to 3.12% during the quarter ended June 30, 2007. The net interest margin increased to 3.30% during the six months ended June 30, 2008, compared to 3.18% during the six months ended June 30, 2007. Management of the net interest margin in the current economic and competitive environment will be a challenge and downward pressure on margins is possible. CFBank continues to manage the net interest margin by matching asset and liability pricing closely to its business model.
Noninterest income
Noninterest income totaled $217,000 for the quarter ended June 30, 2008, compared to $210,000 for the quarter ended June 30, 2007. Noninterest income totaled $408,000 for the six months ended June 30, 2008, compared to $410,000 for the six months ended June 30, 2007. Noninterest income for both the quarter and six months ended June 30, 2008 included lower net gains on sales of loans due to lower mortgage loan originations in the current year periods, offset by net gains on the sales of securities.
Provision for loan losses
Provisions for loan losses are provided in relation to loan growth, portfolio composition, current economic conditions and trends, and ascertainable credit risk information available. The provision totaled $260,000 in the quarter ended June 30, 2008 compared to $107,000 in the quarter ended June 30, 2007. The provision totaled $484,000 for the six months ended June 30, 2008 compared to $142,000 for the six months ended June 30, 2007. The increase in the provision was due to an increase in nonperforming loans and loan charge-offs. Nonperforming loans increased $1.5 million and totaled $2.0 million, or 0.84% of total loans, at June 30, 2008 compared to $488,000, or 0.21% of total loans, at December 31, 2007. The increase in nonperforming loans was due to one unsecured commercial loan, totaling $645,000, and three multi-family loans to one borrower, totaling $1.3 million and secured by apartment buildings in the Columbus, Ohio area, which were past due and on nonaccrual status at June 30, 2008. For the six months ended June 30, 2008, CFBank had net charge-offs of $220,000, or 0.19% on an annualized basis of average loans, that were principally related to one home equity line of credit on property located outside of our market area and, to a lesser extent, related to single-family mortgage loans on properties located in our market area.
The ratio of the allowance for loan losses to total loans was 1.26% at June 30, 2008 compared to 1.15% at December 31, 2007. The Company believes that the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at June 30, 2008; however, future additions to the allowance may be necessary based on factors such as changes in client business performance, economic conditions, and changes in real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyzes potential loan opportunities carefully in order to manage credit risk.
Noninterest expense
Noninterest expense for the quarter ended June 30, 2008 totaled $1,866,000 and was comparable to noninterest expense of $1,831,000 in the prior year quarter. The ratio of noninterest expense to average assets improved to 2.70% in the second quarter of 2008 compared to 2.90% in the prior year quarter. The efficiency ratio improved to 77.27% in the quarter ended June 30, 2008 from 89.13% in the prior year quarter.
Noninterest expense for the six months ended June 30, 2008 totaled $3,712,000 and was comparable to noninterest expense of $3,683,000 in the prior year period. The ratio of noninterest expense to average assets improved to 2.69% in the six months ended June 30, 2008 compared to 3.00% in the prior year period. The efficiency ratio improved to 80.22% during the six months ended June 30, 2008 from 90.78% during the prior year period.
The improvement in the ratio of noninterest expense to average assets during both the current quarter and year-to-date periods was due to cost control combined with asset growth. Noninterest expense increased only $35,000, or 1.9%, for the quarter ended June 30, 2008, and $29,000, or 0.8%, for the six months ended June 30, 2008, compared to the respective prior year periods, while assets increased $18.7 million, or 7.2%, during the 12-month period ended June 30, 2008. Cost control and asset growth also positively impacted the efficiency ratio, which also improved as a result of growth in net interest income.
Balance sheet activity
Assets totaled $278.6 million at June 30, 2008, and decreased $960,000, or 0.3%, from $279.6 million at December 31, 2007. The decline was primarily due to a decrease in the balance of securities available for sale resulting from sales, maturities and repayments.
Net loans totaled $230.8 million at June 30, 2008 and increased $348,000, or 0.2%, from $230.5 million at December 31, 2007. Commercial, commercial real estate and multi-family loans totaled $176.7 million at June 30, 2008 and increased $2.8 million, or 1.6%, from $173.9 million at December 31, 2007. Consumer loans totaled $26.3 million at June 30, 2008 and decreased $1.9 million, or 6.8%, from $28.2 million at December 31, 2007. The decrease in consumer loan balances was primarily due to repayments on auto loans. Mortgage loans totaled $30.8 million at June 30, 2008, and decreased $232,000, or 0.7%, from $31.0 million at December 31, 2007.
Deposits totaled $198.9 million at June 30, 2008 and increased $4.6 million, or 2.4%, from $194.3 million at December 31, 2007. Certificate of deposit accounts increased $2.6 million, money market account balances increased $1.2 million, traditional savings account balances increased by $728,000, noninterest bearing checking account balances increased $1.3 million and interest bearing checking account balances decreased $1.2 during the six months ended June 30, 2008. During the six months ended June 30, 2008, CFBank exercised its call option on $9.6 million in callable brokered deposit accounts which had an average cost of 5.51%. The deposits were replaced at lower current market funding rates at an annual pre-tax cost savings of approximately $165,000.
FHLB advances totaled $46.8 million at June 30, 2008 and decreased $2.7 million, or 5.4%, compared to $49.5 million at December 31, 2007. FHLB advances were repaid with funds from the increase in deposits.
Shareholders’ equity totaled $26.0 million at June 30, 2008 and decreased $1.4 million, or 5.2%, compared to $27.4 million at December 31, 2007. The decrease in equity was due to the repurchase of 275,000 shares of CFBK stock totaling $1.3 million and dividends to shareholders, offset by net income.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations	Three months ended			Six months ended
($ in thousands, except share data)	June 30,			June 30,
(unaudited)	2008	2007	% change	2008	2007	% change
Total interest income	$4,100	$4,210	-3%	$8,459	$8,168	4%
Total interest expense	1,881	2,365	-20%	4,196	4,521	-7%

Net interest income	2,219	1,845	20%	4,263	3,647	17%

Provision for loan losses	260	107	143%	484	142	241%

Net interest income after provision for loan losses	1,959	1,738	13%	3,779	3,505	8%

Noninterest income
Service charges on deposit accounts	87	68	28%	169	125	35%
Net gain on sales of loans	61	97	-37%	97	172	-44%
Net gain on sale of securities	21	—	n/m	44	—	n/m
Other	48	45	7%	98	113	-13%

Noninterest income	217	210	3%	408	410	0%

Noninterest expense
Salaries and employee benefits	997	951	5%	2,045	2,014	2%
Occupancy and equipment	112	123	-9%	218	242	-10%
Data processing	145	149	-3%	290	283	2%
Franchise taxes	84	69	22%	166	138	20%
Professional fees	95	105	-10%	165	193	-15%
Director fees	34	38	-11%	68	75	-9%
Postage, printing and supplies	44	42	5%	95	93	2%
Advertising and promotion	15	72	-79%	27	96	-72%
Telephone	22	24	-8%	44	53	-17%
Loan expenses	1	2	-50%	8	7	14%
Foreclosed assets, net	9	4	125%	8	10	-20%
Depreciation	176	154	14%	351	297	18%
Other	132	98	35%	227	182	25%

Noninterest expense	1,866	1,831	2%	3,712	3,683	1%

Income before income taxes	310	117	165%	475	232	105%
Income tax expense	86	33	161%	127	63	102%

Net income	$224	$84	167%	$348	$169	106%

Share Data
Basic earnings per share	$0.05	$0.02	178%	$0.08	$0.04	114%
Diluted earnings per share	$0.05	$0.02	178%	$0.08	$0.04	114%
Cash dividends per share	$0.05	$0.09		$0.10	$0.18
Average shares outstanding — basic	4,298,000	4,501,889		4,340,730	4,517,158
Average shares outstanding — diluted	4,302,154	4,501,889		4,343,020	4,517,179

n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
(unaudited)	2008	2008	2007	2007	2007
Assets
Cash and cash equivalents	$3,607	$6,914	$3,894	$3,559	$3,370
Securities available for sale	26,182	27,607	28,398	28,927	30,770
Loans held for sale	1,805	1,965	457	721	795
Loans
Mortgages	30,766	30,944	30,998	30,618	29,569
Commercial, commercial real estate and multi-family	176,696	169,649	173,916	164,740	150,709
Consumer	26,308	26,884	28,245	28,885	30,828

Total loans	233,770	227,477	233,159	224,243	211,106
Less allowance for loan losses	(2,947)	(2,729)	(2,684)	(2,584)	(2,272)

Loans, net	230,823	224,748	230,475	221,659	208,834
Federal Home Loan Bank stock	2,081	2,054	1,963	1,963	1,963
Loan servicing rights	134	146	157	172	183
Foreclosed assets, net	123	—	86	109	262
Premises and equipment, net	5,404	5,544	5,717	5,834	5,835
Bank owned life insurance	3,832	3,798	3,769	3,742	3,710
Deferred tax asset	1,865	1,777	1,995	2,181	2,036
Accrued interest receivable and other assets	2,766	1,841	2,671	2,391	2,162

	$278,622	$276,394	$279,582	$271,258	$259,920

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$13,458	$12,166	$12,151	$12,040	$11,505
Interest bearing	185,485	174,192	182,157	174,450	165,612

Total deposits	198,943	186,358	194,308	186,490	177,117
Federal Home Loan Bank advances	46,775	55,150	49,450	50,175	48,045
Advances by borrowers for taxes and insurance	94	71	154	85	100
Accrued interest payable and other liabilities	1,689	2,109	3,136	2,274	2,007
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	252,656	248,843	252,203	244,179	232,424

Shareholders’ equity	25,966	27,551	27,379	27,079	27,496

	$278,622	$276,394	$279,582	$271,258	$259,920

Consolidated Financial Highlights	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2008	2008	2007	2007	2007	2008	2007
Earnings
Net interest income	$2,219	$2,044	$2,100	$1,981	$1,845	$4,263	$3,647
Provision for loan losses	$260	$224	$104	$293	$107	$484	$142
Noninterest income	$217	$191	$149	$164	$210	$408	$410
Noninterest expense	$1,866	$1,846	$1,721	$2,588	$1,831	$3,712	$3,683
Net income (loss)	$224	$124	$297	$(483)	$84	$348	$169
Basic earnings (loss) per share	$0.05	$0.03	$0.07	$(0.11)	$0.02	$0.08	$0.04
Diluted earnings (loss) per share	$0.05	$0.03	$0.07	$(0.11)	$0.02	$0.08	$0.04

Performance Ratios (annualized)
Return on average assets	0.32%	0.18%	0.43%	(0.72%)	0.13%	0.25%	0.14%
Return on average equity	3.43%	1.79%	4.34%	(7.04%)	1.18%	2.59%	1.18%
Average yield on interest-earning assets	6.33%	6.77%	7.27%	7.38%	7.11%	6.55%	7.12%
Average rate paid on interest-bearing liabilities	3.20%	3.96%	4.46%	4.68%	4.48%	3.58%	4.43%
Average interest rate spread	3.13%	2.81%	2.81%	2.70%	2.64%	2.97%	2.69%
Net interest margin, fully taxable equivalent	3.43%	3.18%	3.24%	3.15%	3.12%	3.30%	3.18%
Efficiency ratio	77.27%	83.45%	76.52%	120.65%	89.13%	80.22%	90.78%
Noninterest expense to average assets	2.70%	2.68%	2.48%	3.84%	2.90%	2.69%	3.00%

Capital
Equity to total assets at end of period	9.32%	9.97%	9.79%	9.98%	10.58%	9.32%	10.58%
Tangible equity to tangible assets	9.32%	9.97%	9.79%	9.98%	10.58%	9.32%	10.58%
Book value per share	$6.19	$6.17	$6.17	$6.11	$6.20	$6.19	$6.20
Tangible book value per share	$6.19	$6.17	$6.17	$6.11	$6.20	$6.19	$6.20
Period-end market value per share	$3.74	$4.50	$3.86	$5.48	$7.00	$3.74	$7.00
Dividends declared per common share	$0.05	$0.05	$0.05	$0.05	$0.09	$0.10	$0.18
Period-end common shares outstanding	4,192,662	4,467,662	4,434,787	4,434,787	4,434,787	4,192,662	4,434,787
Average basic shares outstanding	4,298,000	4,429,487	4,421,255	4,417,040	4,501,889	4,340,730	4,517,158
Average diluted shares outstanding	4,302,154	4,429,913	4,421,255	4,417,040	4,501,889	4,343,020	4,517,179

Asset Quality
Nonperforming loans	$1,972	$1,623	$488	$196	$168	$1,972	$168
Nonperforming loans to total loans	0.84%	0.71%	0.21%	0.09%	0.08%	0.84%	0.08%
Nonperforming assets to total assets	0.75%	0.59%	0.21%	0.11%	0.17%	0.75%	0.17%
Allowance for loan losses to total loans	1.26%	1.20%	1.15%	1.15%	1.08%	1.26%	1.08%
Allowance for loan losses to nonperforming loans	149.44%	168.15%	5.50%	1318.37%	1352.38%	149.44%	1352.38%
Net charge-offs (recoveries)	$41	$179	$3	$(18)	$(16)	$220	$(21)
Annualized net charge-offs (recoveries) to average loans	0.07%	0.32%	0.01%	-0.03%	-0.03%	0.19%	-0.02%

Average Balances
Loans	$229,051	$226,893	$227,943	$218,917	$201,737	$227,972	$194,710
Assets	$276,438	$275,811	$277,094	$269,763	$253,579	$276,124	$245,742
Shareholders’ equity	$26,133	$27,677	$27,363	$27,453	$28,378	$26,904	$28,695